Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated December 24, 2024, except for Note 27, as to which the date is February 7, 2025, with respect to the consolidated financial statements of Nvni Group Ltd. for the year ended December 31, 2023 contained in the Registration Statement and Prospectus. We consent to the use of said report in this Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton Auditores Independentes Ltda.

São Paulo
February 7, 2025